UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 18, 2022

Heat Biologics, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35994	26-2844103
(Commission File Number)	(IRS Employer Identification No.)

627 Davis Drive,

Suite 400

Morrisville, North Carolina 27560

(Address of principal executive offices and zip code)

(919) 240-7133

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0002 par value per share	HTBX	NYSE American LLC
Common Stock Purchase Rights		NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01   Completion of Acquisition or Disposition of Assets

As previously reported by Heat Biologics, Inc. (“Heat”) in a Current Report on Form 8-K filed by Heat with the Securities and Exchange Commission (the “SEC”) on December 21, 2021, Heat entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among Heat, Heat Acquisition Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Heat (“Merger Sub”), and Elusys Therapeutics, Inc., a Delaware corporation (“Elusys”), providing for, among other things, the merger of Merger Sub with and into Elusys, with Elusys continuing as the surviving entity as a wholly owned subsidiary of Heat (the “Merger”).

On April 18, 2022 (the “Closing Date”), Heat closed the Merger contemplated by the Merger Agreement (the “Closing”). Pursuant to the Merger Agreement, as merger consideration (“Merger Consideration”) Heat paid at the Closing a cash upfront payment of $3,000,000 to certain of the equity holders of Elusys (the “Sellers”) and assumed and contributed $867,646 to the payment of 50% of certain Elusys lease termination and employee severance payments. Heat will also pay to the Sellers (i) $2,000,000 at the same time as the initial pass through revenue is distributed to the Sellers as described below and (ii) earn out payments for a period of 12 years from the date of Closing equal to 10% of the gross dollar amount of payments received during each one year period during such twelve year period with respect to any sale, license or commercialization anywhere in the world of Anthim that either: (a) occurs during the first nine years after the Closing Date in any respect; or (b) occurs thereafter pursuant to any contract, agreement, commitment or order that is placed, granted, awarded or entered into during the first nine years after the Closing Date.

In addition, Elusys is expected to receive additional revenue from the future fulfillment of an existing U.S. Government contract and Heat has agreed to fulfill the future obligations of Elusys under such contract and pass through and distribute to the Sellers the revenue that is received under such contract minus the costs associated with such fulfillment obligations, subject to certain adjustments to the Merger Consideration specified in the Merger Agreement, including income taxes payable with respect to such payments. The Merger Agreement further provides that eighty percent of any amounts paid to and received by Elusys after the Closing and prior to June 30, 2023 with respect to the sale of 1,500 pre-filled vials of Anthim shall be paid to the Sellers, subject to certain adjustments specified in the Merger Agreement. Heat also agreed to use commercially reasonable efforts to maintain, finance, operate and promote Anthim and maintain the existing government contract and to continue to operate the Elusys business so as to allow the Sellers to receive the Merger Consideration.

The Merger Agreement contains customary representations, warranties and covenants of Heat, Elusys and the Merger Sub. Subject to certain customary limitations, the Sellers have agreed to indemnify Heat and its officers and directors against certain losses related to, among other things, breaches of Elusys’ representations and warranties, certain specified liabilities and the failure to perform covenants or obligations under the Merger Agreement.

Elusys is a private, commercial-stage biopharmaceutical company that has achieved United States and international licensure in Canada, the United Kingdom, and the European Union for its lead antibody therapeutic, Anthim® (obiltoxaximab), a medical countermeasure to treat patients following anthrax exposure. Anthim is indicated for prophylaxis of inhalational anthrax due to B. anthracis when alternative therapies are not available or are not appropriate. Anthim has been delivered to the US Strategic National Stockpile (“SNS”) as the result of a successful, multi-year partnership with the U.S. government.

A Special Committee of Heat’s Board of Directors negotiated and approved the transaction and Cassel Salpeter & Co. provided a fairness opinion in connection with the transaction. Cassel Salpeter served as financial advisor to the special committee of Heat’s Board of Directors.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement that is filed herewith as Exhibit 2.1.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Merger Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding Heat, Elusys or either of their businesses, and should be read in conjunction with the disclosures in Heat’s periodic reports and other filings with the Securities and Exchange Commission.

About Elusys

Elusys is a company focused on the commercialization of ANTHIM® (obiltoxaximab), which has received FDA approval and orphan drug exclusivity for the treatment of inhalational anthrax due to Bacillus anthracis.

Elusys has been awarded over $350 million in procurement and development contracts by the Biomedical Advanced Research and Development Authority (BARDA), the National Institute of Allergy and Infectious Disease (NIAID) and the Department of Defense (DoD). Working closely with these agencies, Elusys has been able to advance ANTHIM to the commercial stage providing a therapeutic for inclusion in the CDC’s Strategic National Stockpile (SNS) to strengthen US biosecurity against a potential anthrax attack. ANTHIM was licensed for commercial use by the FDA in 2016.

Elusys owns or licenses five US patents related to obiltoxaximab, related antibodies, and methods of use. Certain of the patents are licensed from the Board of Regents of the University of Texas System pursuant to the terms of a license agreement effective June 30, 2003 ( the “License Agreement”) pursuant to which Elusys has been granted a fully paid royalty-bearing, exclusive license under the inventions and discoveries covered by the Patent Rights ( as defined therein) to manufacture, have manufactured, use, sell and offer to sell Licensed Products ( as such terms is defined in the License Agreement) worldwide in the Licensed Field (as such terms is defined in the License Agreement). The term of the License Agreement is from the effective date to the end of the Patent Rights that have not expired; provided that the License Agreement automatically expires if Elusys becomes bankrupt or insolvent and the licensor has the right to terminate the License Agreement if Elusys is in default of payment: however, no further payments is due under the License Agreement, breach of any provision of the License Agreement and fails to cure such breach within thirty days of notice thereof or Elusys fails to pay certain expenses, which have been fully paid. The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement that is filed herewith as Exhibit 10.1.

Elusys was formed in 1998 by Jeff Wolf, our President, Chief Executive Officer and Chairman of the Board of Directors, who directly and through affiliated entities owns approximately 1.2% of the outstanding stock of Elusys, in the form of common stock, which is subordinate in terms of distributions to the Elusys preferred stock. Due to the potential conflict of interest, Heat formed a Special Committee of its Board of Directors to review and negotiate the Merger Agreement. However, pursuant to the terms governing the Elusys preferred stock, the preferred stockholders of Elusys will receive all of the initial $5 million of Merger Consideration and all of the net payments from the $31 million of revenues related to fulfillment of the existing SNS contract. While the amount of earn out payments, if any, to be made over the 12 year period following closing is very uncertain, it also presently seems likely that most if not all of such payments will also be paid to the preferred stockholders of Elusys under the terms of such preferred stock.

Item 7.01.   Regulation FD Disclosure.

On April 20, 2022, Heat issued a press release announcing the Closing of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In addition, Heat will be making several presentations to investors over the next several weeks. In connection with the presentations, Heat intends to discuss the investor presentation, which is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information in this Item 7.01, in the press release furnished as Exhibit 99.1 and in the investor presentation furnished as Exhibit 99.2 to this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended and  shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Heat, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

The press release furnished as Exhibit 99.1 and investor presentation furnished as Exhibit 99.2 to this Current Report on Form 8-K include “safe harbor” language pursuant to the Private Securities Litigation Reform Act of 1995, as amended, indicating that certain statements contained therein are “forward-looking” rather than historical.

Heat undertakes no duty or obligation to update or revise the information contained in this Current Report on Form 8-K, although it may do so from time to time if its management believes it is appropriate. Any such updating may be made through the filing of other reports or documents with the Securities and Exchange Commission.

Item 9.01.   Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed with the SEC no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed with the SEC no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

The following Exhibit 99.1 is furnished with this Current Report on Form 8-K:

Exhibit Number	Description

2.1

Merger Agreement, dated December 20, 2021, by and among Heat Biologics, Inc., Heat Acquisition Sub 1, Inc. and Elusys Therapeutics, Inc. (incorporated by reference to the Form 8-K filed with the Securities and Exchange Commission on December 21, 2021 (File No. 001-35994)*

10.1	Patent License Agreement between the Board of Regents of the University of Texas System and Elusys Therapeutics, Inc.
99.1	Press release, dated April 20, 2022
99.2	Investor Presentation dated April 2022
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2022	HEAT BIOLOGICS, INC.

	By:	/s/ Jeffrey Wolf
	Name:	Jeffrey Wolf
	Title:	Chairman, President and Chief Executive Officer